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                    DAVIS, BROWN, KOEHN, SHORS & ROBERTS, P.C.
                            The Financial Center
                        666 Walnut Street, Suite 2500
                         Des Moines, Iowa 50309-3993



                                 July 19, 1996

FBL Financial Group, Inc.
5400 University Avenue
West Des Moines, IA 50266


Ladies and Gentlemen:

     FBL Financial Group, Inc., an Iowa corporation (the "Company"), is filing a Registration Statement on Form S-8 under the Securities Act of 1933 (the "Act") in connection with the proposed sale of up to 115,000 shares of Class A Common Stock, without par value, of the Company (the "FBL Common Shares").

     As counsel to the Company, we have examined the corporate proceedings and such other legal matters as we deemed relevant to the authorization and issuance of the FBL Common Shares covered by the Registration Statement. Based on such examination, it is our opinion that the FBL Common Shares are legally issued, fully paid and nonassessable.

     We do not find it necessary for the purpose of this opinion, and, accordingly, do not purport to cover herein, the application of the "Blue Sky" or securities laws of various states to offers or sales of the FBL Common Shares.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references therein to our firm in such Registration Statement. In giving this consent, we do not concede that we are experts within the meaning of the Act or the rules and regulations thereunder, or that this consent is required by Section 7 of the Act.


                                    Very truly yours,

                                    DAVIS, BROWN, KOEHN, SHORS & ROBERTS, P.C.

                                    /s/  Donald J. Brown
                                    ------------------------------------------
                                         Donald J. Brown

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